[LOGO]                                                  [LOGO] Hudson
First Niagara                                                  River
        Financial Group                                        Bancorp, Inc.

                                                                    Exhibit 99.2

   FIRST NIAGARA FINANCIAL GROUP, INC. AND HUDSON RIVER BANCORP, INC. RECEIVE REGULATORY APPROVAL TO PROCEED WITH MERGER AND ANNOUNCE BEGINNING OF ELECTION
                                     PERIOD

Lockport, N.Y. and Hudson, N.Y. - December 2, 2004 - First Niagara Financial Group, Inc. (NASDAQ: FNFG) and Hudson River Bancorp, Inc. (NASDAQ: HRBT) announced today that they have received all necessary regulatory approvals to proceed with their merger. Additionally, the companies announced that all election materials were mailed to Hudson River shareholders on or about November 23, 2004 and that the election period will expire on December 28, 2004. All elections are subject to the allocation and pro-ration procedures as described in the Joint Proxy Statement/Prospectus dated August 6, 2004.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $5.1 billion and deposits of $3.3 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 71 banking centers, a loan production office, several financial services subsidiaries, and 96 ATMs across New York State. On April 2, 2004 the Company announced its intentions to acquire Hudson River Bancorp, Inc., a $2.6 billion asset bank headquartered in Hudson, New York, which was approved by shareholders of both companies on September 28, 2004 and is expected to close on January 14, 2005. Hudson River Bancorp, Inc. is the holding company for the Hudson River Bank & Trust Company and the Hudson River Commercial Bank. Hudson River operates through 50 offices and 60 ATMs and is a full-service financial services organization

Forward-Looking Statements - This press release contains forward-looking statements with respect to First Niagara Financial Group, Inc. and Hudson River Bancorp, Inc. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

First Niagara Financial Group Officer Contacts

Paul J. Kolkmeyer........  President and CEO
John R. Koelmel..........  Chief Financial Officer
Christopher J. Thome.....  Reporting and Investor Relations Manager
                           (716) 625-7645
                           chris.thome@fnfg.com
Leslie G. Garrity........  Public Relations and Corporate Communications Manager
                           (716) 625-7528
                           leslie.garrity@fnfg.com

Hudson River Bancorp Officer Contacts

Carl A. Florio...........  President and CEO
Timothy E. Blow..........  Chief Financial Officer
                           (518) 828-4600 ext.4351